Exhibit 99.1

KnightSwan Acquisition Corporation Announces Pricing of $200 Million Initial Public Offering

NEW YORK, NY—January 20, 2022 – KnightSwan Acquisition Corporation (the “Company”), a special purpose acquisition company, announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “KNSW.U” beginning January 21, 2022. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable public warrant. Each whole public warrant entitles the holder thereof to purchase one share of Class A common stock of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and public warrants are expected to be listed on the New York Stock Exchange under the symbols “KNSW” and “KNSW WS,” respectively.

While the Company may pursue an initial business combination with any company in any industry, the Company will focus on businesses at the leading edge of technological innovation in three key sectors: cloud, cybersecurity, and mission intelligence. Among the first all-female founded SPACs with an all-female board of directors, KnightSwan’s leadership team consists of Brandee Daly (Chief Executive Officer), founder and former Chief Executive Officer of C2S Consulting, and Teresa Carlson (Non-Executive Chair of the Board), President and Chief Growth Officer of Splunk.

RBC Capital Markets, LLC is acting as the sole book-running manager of the offering. The Company has granted the underwriter a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on January 25, 2022, subject to customary closing conditions.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 20, 2022. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the proposed initial public offering will be completed on the terms described, or at all, or that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus relating to the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Investor Contact

info@knightswan.com

Media Contacts

Sloane & Company

Whit Clay / Bridget Goodwin

wclay@sloanepr.com / bgoodwin@sloanepr.com